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                                                                    EXHIBIT 10.5

                                    AGREEMENT

     NOW on this the 24th day of March, 2003, comes Rite Way Oil & Gas Co., Inc., a Nebraska corporation, hereinafter referred to as "Rite Way" and Husker Ag, LLC, a Nebraska limited liability company, hereinafter referred to as "Husker".

For the consideration paid and to be paid for the transfer of Nebraska Ethanol Production Tax Credits, Rite Way and Husker hereby agree as follows:

1. Husker may transfer up to Five hundred thousand dollars ($500,000.00) per month in ethanol production credits to Rite Way. This transfer shall take place by Husker's filing Nebraska Department of Revenue Form 92 (or its amendment or replacement) and declaring therein the amount of the credit which is to be transferred to Rite Way. The Nebraska Department of Revenue shall notify Rite Way of the amount of credit which has been transferred to Rite Way.

2. When Rite Way receives notification from the Nebraska Department of Revenue of the amount of credit granted, Rite Way shall then complete Nebraska Motor Vehicle Fuel Tax Return, From 73 (or its amendment or replacement), and apply the amount of the transferred credit. Rite Way will then prepare to pay Husker the amount of the credit less [* * *]. (The Credit Amount)

3. Rite Way shall pay the credit amount determined in paragraph two (2), to Husker on or before the 25th day of each month. If the 25th day of the month falls on a state or nationally recognized holiday or weekend, payment shall be made by the next business day. Payment may be in the form of a valid company check, money order, cashier's check, or electronic funds transfer to the designated Husker account, as chosen by Husker. Continuing late payment (defined as more than three times in a calendar year) or any failure to pay for a period of ten (10) days beyond the due date, shall give Husker an immediate right of cancellation.

4. In the event that any credit against motor vehicle fuel tax which is transferred to Rite Way under the terms of this Agreement is rescinded by the State of Nebraska or if for any reason Rite Way is required to repay any of the motor vehicle fuel tax credits, then Husker shall immediately upon demand, reimburse Rite Way for the amount lost or repaid by Rite Way.

5. Rite Way and Husker may increase the monthly amount above Five hundred thousand dollars ($500,000.00) by mutual agreement as evidenced by a written addendum to this Agreement.

6. This agreement shall continue for the entire term of the 536 Credits received by Husker, which is expected to be approximately eight (8) years, provided that


[* * *] Material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission


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     either party may cancel the same by giving written notice one year or more in advance of the stated cancellation date.

7. All notices shall be served upon the parties by first class mail, certified and return receipt requested, at the following addresses:

     Rite Way Oil & Gas Co., Inc.                Husker Ag, LLC
     P.O. Box 27049                              P.O. Box 10
     8400 "I" St.                                Plainview, NE 68769
     Omaha, NE 68127
     Attention: Brad Johnson                     Attention: Gary Kuester
     Phone (402) 331-6449                        402-582-4446


Rite Way Oil & Gas Co., Inc.                     Husker Ag, LLC


By:  /s/ B. Edward                               By:      /s/ Gary Kuester
   -------------------------------                  ----------------------------

Title:       President                          Title:         Chairman
      ----------------------------                    --------------------------

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